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                                                                    EXHIBIT 5.1
December 16, 1997

Mallinckrodt Inc.
675 McDonnell Boulevard
St. Louis, MO 63134

Dear Sirs:

  We have examined the Registration Statement on Form S-3 filed today by Mallinckrodt Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $500,000,000 in aggregate principal amount of the Company's debt securities (the "Securities"), to be issued under an Indenture dated as of March 15, 1985, as amended and restated as of February 15, 1995, between the Company and First Trust of New York, National Association, as Trustee.

  In our opinion, when the Securities have been duly executed, authenticated and delivered against payment therefor, the Securities will be legally issued and will be legally binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ White & Case